UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2022

FIVE9, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3001 Bishop Drive, Suite 350

San Ramon, CA 94583

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (925) 201-2000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On October 10, 2022, Five9, Inc. (the “Company”) issued a press release containing preliminary results for the quarter ended September 30, 2022. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1 furnished herewith) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On October 7, 2022, Rowan Trollope informed the Company of his decision to resign as Chief Executive Officer of the Company and from the Company’s Board of Directors (the “Board”) as a Class II director, effective November 28, 2022 (the “Resignation Effective Date”) . The resignation from the Board was not due to any disagreement with the Company or its management with respect to any matter relating to the Company’s operations, policies or practices. In order to reflect Mr. Trollope’s ongoing contributions through the Resignation Effective Date and ensure a smooth transition of the role of the Chief Executive Officer to his successor, the Company has agreed to accelerate the vesting of (i) the portions of Mr. Trollope’s outstanding stock option and restricted stock unit awards scheduled to vest in December 2022 and (ii), subject to the achievement of the necessary predetermined performance goal, the portion of his outstanding performance-based restricted stock unit award based on the Company’s relative TSR performance in 2022. The accelerated vesting of these awards is conditioned on (A) Mr. Trollope remaining continuously employed by the Company through the Resignation Effective Date and (B) Mr. Trollope signing and not revoking a standard release.

Appointment of Chief Executive Officer

On October 10, 2022, the Company announced that the Board appointed its Chairman and former Chief Executive Officer, Michael Burkland, as the Company’s Chief Executive Officer, effective November 28, 2022 (the “Effective Date”).

Mr. Burkland, age 59, has served as the Chairman or Executive Chairman of the Board since February 2014. He has been a member of the Board since January 2008. Mr. Burkland served as our Chief Executive Officer from January 2008 to December 2017 and as our President from January 2012 to December 2017. From 2002 to 2007, Mr. Burkland worked with the Interim CEO Network, serving as an interim CEO for venture-backed technology companies, as well as heading up the firm’s strategic advisory practice. From 2000 to 2001, Mr. Burkland served as Chief Executive Officer of Omniva Policy Systems Inc., a pioneer in enterprise policy management and e-mail security, where he built and implemented the company’s initial go-to-market strategy for the enterprise market. From 1994 to 1998, Mr. Burkland served as Chief Executive Officer of Eventus Software, Inc., a leading developer of web content management software, which was acquired by Segue Software, Inc. in 1998. Earlier in his career, he held various positions at Oracle Corporation, Patrol Software and BMC Software, Inc. Since April 2019, Mr. Burkland has served on the board of managers of OneStream Software LLC. Since April 2021, Mr. Burkland has served on the board of managers of ReliaQuest Holdings, LLC. Each of OneStream and ReliaQuest are enterprise software companies. Mr. Burkland served on the board of directors of Vocera Communications, Inc., a communications technology company, from June 2016 through its acquisition by Stryker Corporation in February 2022. Mr. Burkland holds M.B.A. and B.A. degrees from the University of California, Berkeley. Mr. Burkland is the brother of Daniel Burkland, the President of the Company.

In connection with Mr. Burkland’s appointment, the Company and Mr. Burkland entered into an offer letter dated October 10, 2022 (the “Offer Letter”), which as of the Effective Date terminates, supersedes and replaces the Chairman of the Board Agreement between Mr. Burkland and the Company, dated as of June 22, 2020 (the “Chairman Agreement”). Pursuant to the Offer Letter, Mr. Burkland will receive an initial base salary of $585,000 and will be eligible to earn an annual bonus with a target amount of 100% of his base salary under the Company’s 2022 Executive Bonus Program (or successor programs), subject to the achievement of corporate performance targets the Compensation Committee approved in February 2022, and with any bonus paid for 2022 performance prorated based on his start date. In addition, Mr. Burkland will be eligible to receive benefits under the Company’s 2019 Key Employee Severance Benefit Plan as a Tier 1 Participant. The Company will also grant Mr. Burkland (i) a restricted stock unit award (“RSU”) with the underlying shares having a dollar value of $14.0 million, which will vest as to one-twelfth of the total number of shares subject to the RSU every three months after December 3, 2022, in each case, subject to his continued service with the Company on each vesting date, and (ii) a performance-based restricted stock unit award (“PRSU Award”) with the underlying shares having a target dollar value of $14.0 million. The amount of performance-based restricted stock units (“PRSUs”) that may be earned pursuant to the PRSU Award ranges from 0% to 200% of the target number of PRSUs based on the Company’s relative total shareholder return (“RTSR”) performance as compared to the companies in the S&P Software and Services Select Index during three one-year performance periods consisting of the Company’s 2023, 2024 and 2025 fiscal years. One-third of the total PRSUs may be earned and settled in shares following the end of each one-year performance period based on RTSR performance and subject to continued employment through the payment date, but the amount initially paid in 2024 and 2025 (for the 2023 and 2024 performance periods) is limited to 100% of the target amount for the year, and any PRSUs resulting from above-target performance in those years will be paid following the end of 2025, subject to Mr. Burkland’s continued employment through the payment date. If the Company’s actual total shareholder return for any performance period is negative, then no more than 100% of the target amount of PRSUs for such period may be earned. Upon a qualifying termination of employment (which includes involuntary termination without cause or constructive termination) in connection with a change in control of the Company, the unvested PRSUs will vest on a double-trigger basis (i) at the target level for the uncompleted portions of the performance periods and (ii) at the actual level of performance measured through the date of the change in control of the Company, based on the price per share paid in such change in control. The RSU and PRSU Awards are to be granted and calculated in accordance with the Company’s equity award grant policy and are otherwise on the Company’s standard terms contained in the previously filed forms of award agreements. Mr. Burkland will not be eligible to receive further equity incentive awards under the Company’s 2014 Equity Incentive Plan from the Company during the Company’s annual “refresh grant” cycle for other executives and employees in the first quarter of the 2023 fiscal year, but will be eligible to receive equity awards thereafter. Under the Offer Letter, Mr. Burkland will remain eligible for the continued health and welfare insurance benefits that he was eligible to receive under the Chairman Agreement (before the Chairman Agreement was terminated, superseded and replaced by the Offer Letter), provided he enters into and does not revoke the Company’s standard release.

The foregoing is not a complete description of the Offer Letter and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Company and Mr. Burkland previously entered into an indemnification agreement in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015, which indemnification agreement will continue to be in effect following Mr. Burkland’s appointment as Chief Executive Officer of the Company. The indemnification agreement requires the Company to indemnify Mr. Burkland to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, among other things.

Reclassification of Director

In light of Mr. Trollope’s resignation from the Board as a Class II director and to achieve a more equal balance of membership among the classes of directors of the Company, the Board has determined to reduce the authorized number of directors to nine and move one of the Company’s current directors from Class I to Class II effective upon the effective time of Mr. Trollope’s resignation. Accordingly, on October 8, 2022, Susan Barsamian tendered her resignation from the position as a Class I director, effective as of her appointment as a Class II director. The Board accepted Ms. Barsamian’s resignation with effect upon the effective time of Mr. Trollope’s resignation, whereupon she will be reappointed as a Class II director with a term set to expire at the 2025 annual meeting of stockholders. Ms. Barsamian will continue to serve on the Audit and Compensation Committees of the Board.

As a non-employee director, Ms. Barsamian will continue to receive compensation in accordance with the Company’s non-employee director compensation policy, but she will not receive a new non-employee director RSU grant as a result of this reappointment to the Board. Ms. Barsamian’s current equity awards will continue to vest on their original terms without disruption.

The Company’s indemnification agreement with Ms. Barsamian will remain in effect. The indemnification agreement requires the Company to indemnify Ms. Barsamian to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, among other things.

Item 7.01	Regulation FD Disclosure.

On October 10, 2022, the Company announced the resignation of Mr. Trollope as the Company’s Chief Executive Officer and a director and the appointment of Mr. Burkland as the Company’s Chief Executive Officer, each effective as of November 28, 2022. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 furnished herewith) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated October 10, 2022, by and between the Company and Michael Burkland

99.1	Press release issued by the Company on October 10, 2022

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: October 11, 2022	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer